Exhibit 99.1
Callon Petroleum Company Announces Election of New Directors to the Board

NATCHEZ, Miss., May 14, 2018 /PRNewswire/ -- Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced that at the annual meeting of shareholders held on May 10, 2018, the shareholders of the Company elected Maj. Gen. (Ret.) Barbara J. Faulkenberry and Joseph C. Gatto, Jr., the Company’s President and Chief Executive Officer, to the Company’s Board of Directors (the “Board”). The shareholders also re-elected Board Chairman Richard L. Flury. General Faulkenberry and Messrs. Flury and Gatto were each nominated to the Board of Directors by management in the Company’s proxy statement dated March 23, 2018.

Our newest independent Board member, Major General (Ret.) Faulkenberry, retired from the U.S. Air Force in 2014 as a Major General (2-stars) after a 32-year career. Her last assignment was as Vice Commander (COO) and interim Commander (CEO) of a 37,000-person organization conducting Department of Defense air logistics including cargo/passenger, air refueling, and patient movements across the globe. During her military career, General Faulkenberry served in a wide variety of operational and leadership positions, including Director of Mobility Forces for the U.S. Central Command during the drawdown of forces in Iraq and the simultaneous buildup in Afghanistan. Her staff assignments included experience in operations, logistics, strategy, governmental affairs and leadership development. She is currently an independent director for USA Truck, a publicly-traded provider of trucking and capacity solutions services across North America, where she serves as chair of the Technology Committee and as a member of the Nominating and Corporate Governance Committee. She holds a Bachelor of Science degree from the Air Force Academy, an MBA from Georgia College, and a Master of National Security from the National Defense University. Major General (Ret.) Faulkenberry has been appointed to serve on the Audit Committee, the Nominating and Corporate Governance Committee, and the Strategic Planning Committee.

Mr. Flury commented, “We are very pleased to add Barbara and Joe to Callon’s Board of Directors as both will contribute meaningfully to the Company’s strategic plans and growth as an organization. Their additions reflect our desire to continue advancing diversity of thought and experience on the Board. Barbara’s thirty-plus years of experience in operations, logistics, and leadership will be an asset as we continue to optimize execution as a leading operator focused on sustained value creation. As a member of the management team, Joe has been a critical element to Callon’s strategic growth in the Permian Basin, and we welcome his further contributions as a member the Board. On behalf of the Board, we look forward to leveraging both new members’ insights and expertise to build upon Callon’s success in the years to come.”

Callon Petroleum Company is an independent energy company focused on the acquisition, development, exploration and operation of oil and gas properties in the Permian Basin in West Texas.

This news release is posted on the Company’s website at www.callon.com, and will be archived for subsequent review under the “News” link on the top of the homepage.

Mark Brewer
Director of Investor Relations
281-589-5200